EXHIBIT 99

                         INDEPENDENT ACCOUNTANTS' REPORT

The Board of Directors
The Money Store Inc.

We have examined management's assertion, included in the accompanying management assertion, that, except for the noncompliance with minimum servicing standard
I.3. described in the third paragraph, The Money Store Inc. (a wholly-owned subsidiary of First Union National Bank) (the Company) complied with the minimum servicing standards relating to its servicing of home equity and home improvement loans, set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP), as of and for the year ended December 31, 1999. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

Our examination disclosed the following material noncompliance with minimum servicing standard I.3. applicable to the Company during the year ended December 31, 1999 that requires that each custodial account be maintained in a federally insured depository institution in trust for the applicable investor. While all custodial accounts are maintained in a federally insured depository institution, the accounts are lacking the appropriate "in trust for" designations. Management corrected the custodial accounts to contain the appropriate "in trust for" designations in February, 2000.

In our opinion, except for the material noncompliance described in the third paragraph, the Company complied in all material respects with the aforementioned minimum servicing standards relating to its servicing of home equity and home improvement loans as of and for the year ended December 31, 1999.



                                             /s/ KPMG

March 10, 2000

 [OBJECT OMITTED]


                             MANAGEMENT'S ASSERTION


As of and for the year ended December 31, 1999, The Money Store Inc. (the Company) has complied in all material respects with the minimum servicing standards relating to its servicing of home equity and home improvement loans, set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP), except for the noncompliance with minimum servicing standard I.3., described in the following paragraph.

The Company was not in compliance with minimum servicing standard I.3., that requires that each custodial account be maintained at a federally insured depository institution in trust for the applicable investor. While all custodial accounts are maintained in a federally insured depository institution, the accounts are lacking the appropriate "in trust for" designations. Management corrected the custodial accounts to contain the appropriate "in trust for" designation in February, 2000.

As of and for the year ended December 31, 1999, the Company had in effect fidelity bond and errors and omissions policies in the amounts of $200 million and $20 million, respectively.




    /S/  ARTHUR Q. LYON                                  MARCH 10, 2000
--------------------------------------------              --------------
         Arthur Q. Lyon                                       Date
    Chief Financial Officer
      The Money Store Inc.






    /S/  RUSSELL B. PLEASANTS                            MARCH 10, 2000
----------------------------------------------           --------------
         Russell B. Pleasants                                 Date
  Senior Vice President/Manager
      The Money Store Inc.
         Servicing











            707 3RD STREET - WEST SACRAMENTO, CA 95605 - 916/617-2000